Exhibit 10.4

August 14, 2018

Shig Hamamatsu

via email

Offer Letter

Dear Shig,

Accuray Incorporated (the “Company”) is pleased to extend this Offer Letter for you to assume the role of the Company’s Interim Chief Financial Officer in addition to your role as VP, Finance and Chief Accounting Officer. The effective date of this interim role will be October 1, 2018 and during such time you will be reporting directly to the Company’s Chief Executive Officer.

The terms of this Offer Letter are as follows:

1.

Compensation: Solely during the period that you are the Company’s Interim Chief Financial Officer, you will receive additional annual base salary of $50,000, which shall be in addition to your current annual base salary of $325,000, paid in accordance with the Company’s regular payroll practices and subject to applicable withholdings.  Employee salaries are currently paid on a bi-weekly payroll schedule, every other Friday.  The Company reserves the right to change your compensation, hours, duties and benefits as it deems necessary.

2.

Corporate Bonus: Solely during the period that you are the Company’s Interim Chief Financial Officer, your target bonus percentage will be increased to a total of fifty percent (50%).  For the avoidance of doubt, in the event that you are only the Company’s Interim Chief Financial Officer for a portion of a particular fiscal year, then your target bonus percentage for such fiscal year will be prorated based on the number of days that you were in the Interim Chief Financial Officer role during such fiscal year relative to the number of days that you were not in such role, taking into account the target bonus percentages applicable to each role that you held.  By way of example only, if you assumed the role of Interim Chief Financial Officer for 182 days in a fiscal year with a target bonus percentage of fifty percent (50%) and for the other 183 days in such fiscal year you were not the Interim Chief Financial Officer and had a target bonus percentage of thirty-five (35%), then your prorated target bonus percentage would be approximately forty-two and one half percent (42.5%).

Shig Hamamatsu August 14, 2018	Page 2 of 4

3.

Restricted Stock Units:  If you accept this offer, we will recommend to the Board of Directors of the Company or its delegated committee that you be granted twenty-five thousand (25,000) restricted stock units (“RSUs”) under the Accuray Incorporated 2016 Equity Incentive Plan. The grant of the RSUs is subject to and conditioned on approval of the grant and its terms by the Board of Directors of the Company or its delegated committee.  One hundred percent (100%) of the RSUs shall vest on December 31, 2019, subject to your continuous status as a service provider through such date.  The RSUs will be subject to all of the terms and conditions of the 2016 Equity Incentive Plan and the form of restricted stock unit award agreement adopted thereunder.

4.

Termination of Employment:  Solely during the period that you are the Company’s Interim Chief Financial Officer and for twelve (12) months thereafter, in the event that the Company terminates your employment without Cause (as defined below) or you resign from such employment for Good Reason (as defined below), then, if you execute a separation agreement and general release in form and substance acceptable to the Company (the “Release”) and the same becomes irrevocable pursuant to its terms within the 60-day period following your termination of employment, you will also be eligible to receive:

a.

payment of the equivalent of your base salary without regard to any reduction that would otherwise constitute Good Reason you would have earned over the next six (6) months following the termination date (less necessary withholdings and authorized deductions) at your then current base salary rate, payable in a lump sum on the first regularly scheduled payroll date following the date the Release becomes effective and irrevocable (the “Release Effective Date”), but in any event within ten (10) business days of the Release Effective Date;

b.

payment of a prorated portion of the actual bonus you would have otherwise received for the fiscal year during which the termination occurs, as if you had remained employed by the Company through the date that would have otherwise been required to earn the bonus, but without the Board or any committee of the Board exercising any negative discretion to reduce the amount of the award, calculated by dividing the number of days from the start of the fiscal year through the termination date by 365 and multiplying the amount of such actual bonus you would have otherwise received by this percentage (but not by more than 100%), and paid at the same time as bonuses are paid to other Company executives that are similarly situated to you; provided, however, that if the termination date is after the seventh month of the fiscal year, the actual bonus will not be prorated and you will receive 100% of such actual bonus you would have otherwise received for that fiscal year at the same time as bonuses are paid to other Company executives that are similarly situated to you;

c.

to the extent permissible under applicable law, reimbursement of insurance premiums payable to retain group health coverage as of the termination date for you and your eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) for six (6) months or the maximum period of COBRA coverage, whichever is less; provided that you must submit a reimbursement request in accordance with Company policy within thirty (30) days of paying such insurance premiums.  The Company will reimburse you within thirty (30) days of receiving a properly submitted request. In addition, if you accept other employment within such six (6) months, the Company’s obligation under this subsection (c) will be extinguished as of the date you become covered under the group health plan of your new employer; and

Shig Hamamatsu August 14, 2018	Page 3 of 4

d.

payment for executive outplacement assistance services with the Company’s then current outplacement services vendor and in accordance with the Company’s then current policies and practices with respect to outplacement assistance for other executives of the Company for up to twelve (12) months after the termination date.

For the sake of clarity, if any payments or benefits are payable under the Change in Control Agreement between you and the Company, effective as of September 21, 2017 (the “Change in Control Agreement”), then such payments and benefits thereunder will be reduced by any payments and benefits paid or provided to you under this Section 4.

As used in this Section 4, “Cause” shall mean any of the following conduct by you:  (i) material breach of this Offer Letter, the Offer of Employment between you and the Company, dated as of July 24, 2017 (the “Offer of Employment”), any confidentiality or invention assignment between you and the Company, or of a Company policy or of a law, rule or regulation applicable to the Company or its operations; (ii) demonstrated and material neglect of duties, or failure or refusal to perform the material duties of your position, or the failure to follow the reasonable and lawful instructions of the Company; (iii) gross misconduct or dishonesty, self-dealing, fraud or similar conduct that the Company reasonably determines has caused, is causing or reasonably is likely to cause harm to the Company; or (iv) conviction of or plea of guilty or nolo contendere to any crime other than a traffic offense not punishable by a sentence of incarceration.  Termination pursuant to clause (ii) of this definition shall be effective only if such failure continues after you have been given written notice thereof and fifteen (15) business days thereafter in which to present your position to the Company or to cure the same, unless the Company reasonably determines that the reason(s) for termination are not capable of being cured.

As used in this Offer Letter, “Good Reason” shall mean the occurrence of any one of the following without your written consent:  (i) a material reduction in your base compensation (which includes base salary, target bonus and any other base compensation) other than as a result of your relinquishment of the Interim Chief Financial Officer role so long as you receive your base salary that was in effect immediately prior to your assumption of such role, (ii) any action or inaction that constitutes a material breach by the Company of this Offer Letter or the Offer of Employment; (iii) a material diminution in your authority, duties or responsibilities such that they are materially inconsistent with your position as Vice President, Finance and Chief Accounting Officer of the Company (it being understood that relinquishment of the Interim Chief Financial Officer role shall not constitute a material diminution under this clause (iii)); and (iv) relocation of the Company’s headquarters to a location that materially increases your commute, provided that no termination for Good Reason shall be effective until you have given the Company written notice within sixty (60) days after you become aware of the initial occurrence of any of the foregoing specifying the event or condition constituting the Good Reason and the specific reasonable cure requested by you, and the Company has failed to cure the occurrence within thirty (30) days of receiving written notice from you, and you resign within six (6) months after you become aware of the initial occurrence.

Shig Hamamatsu August 14, 2018	Page 4 of 4

5.

At-Will Employment: Notwithstanding the foregoing, you should be aware that your employment with the Company continues to be for no specified period and constitutes "at-will" employment.  As a result, you are free to terminate your employment at any time, for any reason or for no reason.  Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason.  In the event of termination of your employment, you will not be entitled to any payments, benefits, damages, awards, or compensation other than (a) as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination, (b) as set forth in Section 4 above, or (c) as set forth in your Change in Control Agreement.

To indicate your acceptance of this offer of the interim role, please sign, and date below and return to us no later than August 15, 2018.  This Offer Letter, the Offer of Employment, the Change in Control Agreement, the employee Confidentiality and Inventions Agreement between you and the Company, and the agreements memorializing your currently outstanding Company equity awards, constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company.

We look forward to your continued success in your interim role.

Sincerely,

/s/ Joshua H. Levine

Joshua H. Levine

President and Chief Executive Officer

I have read and understand this offer letter and hereby acknowledge, accept and agree to the terms as set forth above. I further acknowledge that no other commitments were made to me as part of my acceptance of the Interim Chief Financial Officer role except as specifically set forth herein.

/s/ Shig Hamamatsu

Signature

8/15/18

Date